Exhibit 10.23

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is effective on January 1, 2022, by and between Stoyan Kenderov (“Employee”) and Plastiq Inc. (“Company”). In consideration of the mutual promises made herein, the Company and Employee agree as follows.

1. Purpose of Retention Bonus. Employee is being offered a Retention Bonus in order to encourage Employee to remain employed with the Company through January 1, 2023. The “Retention Period” shall begin on January 1, 2022 and shall end on January 1, 2023. This Agreement shall not modify the duration of the Employee’s employment with the Company, and the Employee remains an employee-at-will during the entire time of employment with the Company.

2. Retention Bonus Amount. The Company shall pay to Employee a total amount of $1,000,000 USD (“Retention Bonus”), less applicable state and federal taxes and withholdings, if Employee remains employed during the entire Retention Period and complies with all other conditions stated in this Agreement and otherwise meets all conditions precedent to earn the Retention Bonus.

3. Payment Schedule:

a.

If Employee is employed through April 1, 2022, Company shall pay Employee one-fourth (1/4th) of the Retention Bonus, in an amount of $250,000 USD, less applicable state and federal taxes and withholdings (called “First Quarter Payment”), on the first regularly scheduled pay day after March 1, 2022.

b.

If Employee is employed through July 1, 2022, Company shall pay Employee one-fourth (1/4th) of the Retention Bonus, in an amount of $250,000 USD, less applicable state and federal taxes and withholdings (called “Second Quarter Payment”, on the first regularly scheduled pay day after June 1, 2022.

c.

Beginning on August 1, 2022 and continuing through January 1, 2023, the Company shall pay Employee one-twelfth (1/12th) of the Retention Bonus each month, in equal installments of $83,333 USD, less applicable state and federal taxes and withholdings (each individual payment is called an “Installment Payment”), on the first regularly scheduled pay day of each month. Employee must still be employed by the Company on the first regularly scheduled pay day of the month to be eligible to receive that month’s Installment Payment.

4. Impact of Employee Separation on Retention Bonus:

a.

Resignation or Termination for Cause: If Employee either resigns or is terminated for cause prior to the end of the Retention Period, Employee agrees that he will no longer be entitled to receive any future payments, including First Quarter Payment, Second Quarter Payment or any Installment Payment.

i.	Cause: For purposes of this Agreement, “cause” is defined as (i) any act of dishonesty, disloyalty, unethical conduct, or fraud with respect to the Company;

(ii) Employee’s breach of fiduciary duty to the Company; (iii) willful misconduct or gross negligence in the performance of Employee’s job duties; (iv) Employee’s substantial, willful, or repeated disregard of the lawful and reasonable directives of the Board of Directors or the Company’s CEO clearly communicated in writing to Employee; (v) the coming into effect of an order, ruling, or determination by a government body, court, or self-regulatory organization that imposes a suspension, bar or disqualification on Employee from employment with the Company; (vi) violation of the Company’s policies against unlawful discrimination, harassment, and retaliation; (vii) abandonment or gross dereliction of Employee’s job duties; or (viii) conviction of a crime.

b.

Termination Without Cause: If Employee is terminated without cause prior to the end of the Retention Period, Employee shall be entitled to the full Retention Bonus. Employee shall be entitled to payment of the aggregate of any unpaid Installment Payments, which will be paid promptly upon termination.

5. Miscellaneous.

a.

This Agreement constitutes the entire agreement of the parties with regard to the Retention Bonus. Any modification of this Agreement will be effective only if it is in writing and signed by both the Company’s CEO and Employee.

b.

The provisions of this Agreement shall not supersede or modify the provisions of any employment agreement, confidentiality agreement, arbitration agreement or relationship between Employee and the Company. This Agreement does not supersede, replace or limit the rights and obligations of the Company and Employee with respect to such matters imposed by law or other agreements.

c.	The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement; and

d.

Should any provision of this Agreement be held to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

6. Governing Law. This Agreement shall be governed in all respects by the laws of the State of California.

IT SO AGREED.

DATE: 12/30/2021	/s/ Stoyan Kenderov
Stoyan Kenderov (“Employee”)

On behalf of the Company:
/s/ Eliot Buchanan
DATE: Jan 1, 2022	Eliot Buchanan
Chief Executive Officer
Plastiq Inc.